Exhibit 99.1

Toreador Resources Corporation 9 rue Scribe 75009 Paris France 33 1 47 03 34 24 Fax 33 1 47 03 33 71

NEWS RELEASE

TOREADOR RESOURCES ANNOUNCES DEPARTURE OF

NICHOLAS GAY FROM ITS BOARD OF DIRECTORS

Mr. Gay Cites Need To Focus On Current Role As CEO of CompactGTL, plc

PARIS, FRANCE (August 17, 2009) – Toreador Resources Corporation (NASDAQ: TRGL) today announced that Nicholas Gay has resigned as a member of the Board of Directors and Chairman of the Audit Committee, effective immediately.  In his resignation, Mr. Gay cited the need to significantly increase time and focus on his responsibilities as CEO of CompactGTL.  Mr. Gay had served on Toreador’s Board since June 2009 and was Chairman of the Audit Committee. The Toreador Board has entered into discussions with qualified candidates to replace Mr. Gay and has appointed Herbert C. Williamson III as acting Chairman of the Audit Committee until a permanent replacement is selected by the Board.

Dr. Peter J. Hill, Chairman of the Board, said, “We would like to thank Nicholas for his service to the Company and respect his recent decision to dedicate total attention to CompactGTL.  Although we are sorry to lose someone of his experience and ability this departure will allow Toreador to fill the Board position with a professional that has the experience and time to dedicate to the Company’s unique and exciting corporate strategy of pursuing conventional growth in its portfolio and bringing in partners for the exploitation of the high-impact Paris Basin Oil Shale.  On behalf of the Board, we wish Nicholas the best in his future endeavors.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary and Turkey. More information about Toreador may be found at the company’s web site, www.toreador.net.

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Contact:

Toreador Resources Corporation:

Shirley Anderson, +1 469-364-8531